Exhibit 4.1

Execution Version

AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of October 26, 2012 by and among AMEDISYS, INC., a Delaware corporation (the “Company”), and AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (“Holding”; and together with the Company, the “Issuers”), and the holders of Notes (as defined below) signatory hereto (the “Noteholders”).

WHEREAS, the Issuers and the Noteholders are parties to that certain Note Purchase Agreement, dated March 25, 2008 (the “Existing Note Purchase Agreement”; and as amended by this Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”);

WHEREAS, pursuant to the Existing Note Purchase Agreement, the Issuers issued and sold to the Noteholders (a) $35,000,000 aggregate principal amount of their 6.07% Series A Senior Notes due March 25, 2013 (the “Existing Series A Notes”), (b) $30,000,000 aggregate principal amount of their 6.28% Series B Senior Notes due March 25, 2014 (the “Existing Series B Notes” and together with the Existing Series A Notes, the “Existing Notes”; and as amended by this Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Notes”) and (c) $35,000,000 aggregate principal amount of their 6.49% Series C Senior Notes due March 25, 2015, such Series C Senior Notes have been repaid and are no longer outstanding; and

WHEREAS, the Issuers desire to amend certain provisions of the Existing Note Purchase Agreement, and the Noteholders have agreed to make such amendments, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS.

Capitalized terms used and not defined herein (or in any exhibit, annex or schedule attached hereto) shall have the same meanings given to them in the Note Purchase Agreement.

2. REPRESENTATIONS AND WARRANTIES.

To induce the Noteholders to enter into this Agreement, the Issuers represent and warrant to each of the Noteholders as follows (it being agreed, however, that nothing in this Section 2 shall affect any of the representations and warranties previously made by the Issuers in or pursuant to the Note Purchase Agreement, and that all of such other representations and warranties, as well as the representations and warranties in this Section 2, shall survive the effectiveness of the Amendments).

2.1. Organization; Authority and Good Standing.

The Company is a corporation, and Holding is a limited liability company, each duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each Issuer has the organizational power and authority to execute and deliver this Agreement and to perform the provisions hereof.

2.2. Authorization, etc.

This Agreement has been duly authorized by all necessary organizational action on the part of each Issuer and this Agreement constitutes a legal, valid and binding obligation of each Issuer enforceable against such Issuer in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3. Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by each Issuer of this Agreement will not: (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Issuer or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or other agreement or instrument to which either Issuer or any Subsidiary is bound or by which either Issuer or any Subsidiary or any of their respective properties may be bound or affected (other than Liens in favor of the holders of the Notes as contemplated in the Note Purchase Agreement (as amended by this Agreement) and in favor of the administrative agent pursuant to the Credit Agreement (as defined below)), (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to either Issuer or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Issuer or any Subsidiary.

2.4. Governmental Action.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by either Issuer of this Agreement.

2.5. No Defaults.

No event has occurred and is continuing which constitutes a Default or an Event of Default under the Note Purchase Agreement.

3. EFFECTIVENESS.

The Amendments (as defined below) shall become effective, and shall be deemed to be in effect, upon the satisfaction in full of the following conditions (the “Amendments Effective Date”):

(a) This Agreement. Each Issuer and each Noteholder shall have executed and delivered this Agreement.

(b) Credit Agreement.

(i)	The Issuers shall have executed that certain Credit Agreement dated as of the date hereof among Issuers, JPMorgan Chase Bank, N.A., as administrative agent, and certain other agents and lenders party thereto, and shall have established pursuant thereto a senior unsecured credit facility providing for (A) a $165,000,000 revolving credit facility and (B) a $60,000,000 term loan (the “Credit Agreement”).

(ii)	The terms and conditions of the Credit Agreement shall be reasonably satisfactory to the Noteholders.

(iii)	The Issuers shall have delivered certified copies of the Credit Agreement to the Noteholders.

(c) Waiver No. 1 to Note Purchase Agreement. The Issuers shall have entered into that certain Waiver No. 1 to Note Purchase Agreement with the Teachers Noteholder, the Guardian Noteholder and the Prudential Noteholders (each as defined therein) dated on or about October 26, 2012 and the Notes held by the Teachers Noteholder and Guardian Noteholder shall have been paid in full in accordance with the terms of such Waiver No. 1 to Note Purchase Agreement.

(d) Representations. The representations and warranties of the Issuers made in Section 2 of this Agreement shall be true and correct as of the Amendment Effective Date in all respects.

(e) Fees and Expenses. The Issuers shall have paid (i) an amendment fee by wire transfer of immediately available funds (in accordance with the wiring instructions for payments under the Note Purchase Agreement) in an aggregate amount equal to $300,000, such amendment fee to be allocated among the Noteholders pro rata based on the principal amount of Notes held by each such Noteholder and (ii) the reasonable fees and expenses of the special counsel to the Noteholders as provided for in Section 6 herein.

4. AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT.

Subject to satisfaction of the conditions set forth in Section 3, the Existing Note Purchase Agreement is hereby amended as provided in Exhibit A attached hereto (such amendments being collectively referred to herein as the “Note Purchase Agreement Amendments”).

5. AMENDMENTS TO EXISTING NOTES.

Subject to satisfaction of the conditions set forth in Section 3, the Existing Series A Notes and Existing Series B Notes are hereby, without any further action required on the part of any other Person, deemed to be automatically amended to conform to and have the terms provided in Exhibit B and Exhibit C, as applicable, attached hereto (except that the principal amount, the date and the payee of each Note shall remain unchanged). Any Note issued on or after the date hereof shall be in the form of Exhibit B attached hereto. The term “Notes” as used in the Note

Purchase Agreement shall include each Note delivered pursuant to any provision of the Note Purchase Agreement, as amended hereby (and as hereafter amended) and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Upon request of any holder of a Note, the Issuers will issue a replacement Note or Notes in the form attached hereto as Exhibit B or Exhibit C, as applicable, in favor of such holder’s existing Note or existing Notes.

The amendments specified in this Section 5 are referred to herein as the “Note Amendments” and the Note Amendments and the Note Purchase Agreement Amendments are referred to herein as the “Amendments”.

6. EXPENSES.

The Issuers will promptly (and in any event within thirty days of receiving any statement or invoice therefor) pay all out-of-pocket fees, expenses and costs relating to this Agreement, including, but not limited to, the reasonable fees of special counsel to the Noteholders incurred in connection with the preparation, negotiation and delivery of this Agreement and any other documents related hereto. Nothing in this Section 6 shall limit the Issuers’ obligations under Section 15.1 of the Note Purchase Agreement.

7. MISCELLANEOUS.

7.1. Part of Existing Note Purchase Agreement; Future References, etc.

This Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement and each other Financing Document are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Purchase Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires. This Agreement shall constitute a Financing Document under the terms of the Note Purchase Agreement.

7.2. Counterparts, Facsimiles.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

7.3. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

7.4. Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of each Issuer and the Noteholders and their respective successors and assigns.

7.5. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AMEDISYS, INC.

By:	/s/ Ronald A. LaBorde
Name: Ronald A. LaBorde
Title: President and Chief Financial Officer

AMEDISYS HOLDING, L.L.C.

By:	/s/ Ronald A. LaBorde
Name: Ronald A. LaBorde
Title: Vice-President

[Signature Page to Amendment No. 1 to Note Purchase Agreement (Amedisys)]

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Brien Davis
Name: Brien Davis
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

	By:	/s/ Brien Davis
Name: Brien Davis
Title: Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Brien Davis
Name: Brien Davis
Title: Vice President

[Signature Page to Amendment No. 1 to Note Purchase Agreement (Amedisys)]

Acknowledgment and Agreement

Each of the undersigned Subsidiary Guarantors acknowledges and accepts the foregoing Agreement and ratifies and confirms in all respects such Subsidiary Guarantor’s obligations under the Subsidiary Guaranty:

ACCUMED GENPAR, L.L.C.
ACCUMED HOLDING CORP.
ACCUMED HOME HEALTH OF GEORGIA, INC.
ACCUMED HOME HEALTH OF NORTH TEXAS, L.L.C.
ADVENTA HOSPICE SERVICES OF FLORIDA, INC.
ADVENTA HOSPICE, INC.
ALBERT GALLATIN HOME CARE AND HOSPICE SERVICES, LLC
AMEDISYS AIR, L.L.C.
AMEDISYS ALASKA, LLC
AMEDISYS ARIZONA, L.L.C.
AMEDISYS ARKANSAS, LLC
AMEDISYS BA, LLC
AMEDISYS CALIFORNIA, L.L.C.
AMEDISYS COLORADO, L.L.C.
AMEDISYS CONNECTICUT, L.L.C.
AMEDISYS DELAWARE, L.L.C.
AMEDISYS EQUITY GROUP, L.L.C.
AMEDISYS FLORIDA, L.L.C.
AMEDISYS GEORGIA, L.L.C.
AMEDISYS HEALTH MANAGEMENT, L.L.C.
AMEDISYS HMA ACQUISITION, L.L.C.
AMEDISYS HOME HEALTH, INC. OF ALABAMA
AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA
AMEDISYS HOME HEALTH, INC. OF VIRGINIA
AMEDISYS HOSPICE, L.L.C.
AMEDISYS IDAHO, L.L.C.
AMEDISYS ILLINOIS, L.L.C.
AMEDISYS INDIANA, L.L.C.
AMEDISYS IOWA, L.L.C.
AMEDISYS KANSAS, L.L.C.
AMEDISYS LA ACQUISITIONS, L.L.C.
AMEDISYS LOUISIANA, L.L.C.
AMEDISYS MAINE, P.L.L.C.
AMEDISYS MARYLAND, L.L.C.
AMEDISYS MASSACHUSETTS, L.L.C.
AMEDISYS MICHIGAN, L.L.C.

[Signature Page to Amendment No. 1 to Note Purchase Agreement (Amedisys)]

AMEDISYS MINNESOTA, L.L.C.
AMEDISYS MISSISSIPPI, L.L.C.
AMEDISYS MISSOURI, L.L.C.
AMEDISYS NEBRASKA, L.L.C.
AMEDISYS NEVADA, L.L.C.
AMEDISYS NEW HAMPSHIRE, L.L.C.
AMEDISYS NEW JERSEY, L.L.C.
AMEDISYS NEW MEXICO, L.L.C.
AMEDISYS NORTH CAROLINA, L.L.C.
AMEDISYS NORTH DAKOTA, L.L.C.
AMEDISYS NORTHWEST, L.L.C.
AMEDISYS OHIO, L.L.C.
AMEDISYS OKLAHOMA, L.L.C.
AMEDISYS OREGON, L.L.C.
AMEDISYS PENNSYLVANIA, L.L.C.
AMEDISYS PRIVATE DUTY, LLC
AMEDISYS PROPERTY, L.L.C.
AMEDISYS PUERTO RICO, L.L.C.
AMEDISYS QUALITY OKLAHOMA, L.L.C.
AMEDISYS RHODE ISLAND, L.L.C.
AMEDISYS SC, L.L.C.
AMEDISYS SOUTH FLORIDA, L.L.C.
AMEDISYS SOUTH DAKOTA, L.L.C.
AMEDISYS SPECIALIZED MEDICAL SERVICES, L.L.C.
AMEDISYS SP-IN, L.L.C.
AMEDISYS SP-KY, L.L.C.
AMEDISYS SP-OH, L.L.C.
AMEDISYS SP-TN, L.L.C.
AMEDISYS TENNESSEE, L.L.C.
AMEDISYS TEXAS, L.L.C.
AMEDISYS TLC ACQUISITION, L.L.C.
AMEDISYS UTAH, L.L.C.
AMEDISYS VENTURES, L.L.C.
AMEDISYS VIRGINIA, L.L.C.
AMEDISYS WASHINGTON, L.L.C.
AMEDISYS WEST VIRGINIA, L.L.C.
AMEDISYS WISCONSIN, L.L.C.
AMEDISYS WYOMING, L.L.C.
ARNICA THERAPY SERVICES, L.L.C.
AVENIR VENTURES, L.L.C.
BEACON HOSPICE, INC.
BEACON PALLIATIVE CARE SERVICES, INC.
BROOKSIDE HOME HEALTH, LLC
COMPREHENSIVE HOME HEALTHCARE SERVICES, INC.

[Signature Page to Amendment No. 1 to Note Purchase Agreement (Amedisys)]

EMERALD CARE, INC.
FAMILY HOME HEALTH CARE, INC.
GM VENTURES, LLC
HHC, L.L.C.
HMA HOLDING, INC.
HMR ACQUISITION, INC.
HOME HEALTH OF ALEXANDRIA, L.L.C.
HORIZONS HOSPICE CARE, INC.
HOUSECALL HOME HEALTH, L.L.C.
HOUSECALL MEDICAL RESOURCES, INC.
HOUSECALL MEDICAL SERVICES, L.L.C.
HOUSECALL SUPPORTIVE SERVICES, L.L.C.
HOUSECALL, L.L.C.
M.M. ACCUMED VENTURES, L.L.C.
M2 VENTURES, L.L.C.
MC VENTURES, LLC
TENDER LOVING CARE HEALTH CARE SERVICES INTERNATIONAL, LLC
TENDER LOVING CARE HEALTH CARE SERVICES MIDWEST, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF BROWARD, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF DADE, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF ERIE NIAGARA, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF FLORIDA, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF GEORGIA, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF ILLINOIS, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF LONG ISLAND, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF MICHIGAN, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF NASSAU SUFFOLK, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF NEW ENGLAND, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF PA, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF WEST VIRGINIA, LLC
TENDER LOVING CARE HEALTH CARE SERVICES OF WESTERN NEW YORK, LLC

[Signature Page to Amendment No. 1 to Note Purchase Agreement (Amedisys)]

TENDER LOVING CARE HEALTH CARE SERVICES SOUTHEAST, LLC
TENDER LOVING CARE HEALTH CARE SERVICES WESTERN, LLC
TLC HEALTH CARE SERVICES, INC.
TLC HOLDINGS I CORP.

By:	/s/ Ronald A. LaBorde
Name: Ronald A. LaBorde
Title: Vice-President

[Signature Page to Amendment No. 1 to Note Purchase Agreement (Amedisys)]

ACCUMED HEALTH SERVICES, L.P.

By:	ACCUMED GENPAR, L.L.C.,
General Partner

	By:	/s/ Ronald A. LaBorde
Name: Ronald A. LaBorde
Title: Vice-President

NINE PALMS 1, LP

By:	BROOKSIDE HOME HEALTH, LLC, General Partner

	By:	/s/ Ronald A. LaBorde
Name: Ronald A. LaBorde
Title: Vice-President

NINE PALMS 2, LLP

By:	MC VENTURES, LLC, General Partner

	By:	/s/ Ronald A. LaBorde
Name: Ronald A. LaBorde
Title: Vice-President

[Signature Page to Amendment No. 1 to Note Purchase Agreement (Amedisys)]

EXHIBIT A

AMENDMENTS TO NOTE PURCHASE AGREEMENT

1.	Section 7.1(a) of the Existing Note Purchase Agreement is hereby amended by amending and restating clauses (i) and (ii) therein to read as follows:

“(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter (including consolidating statements on a summary basis for the Subsidiaries of the Issuers distinguishing among Subsidiaries that are Wholly-Owned Subsidiaries, not Wholly-Owned Subsidiaries, Subsidiary Guarantors and not Subsidiary Guarantors), and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter (including, in each case, consolidating statements on a summary basis for the Subsidiaries of the Issuers distinguishing among Subsidiaries that are Wholly-Owned Subsidiaries, not Wholly-Owned Subsidiaries, Subsidiary Guarantors and not Subsidiary Guarantors),”

2.	Section 7.1(b) of the Existing Note Purchase Agreement is hereby amended by amending and restating clauses (i) and (ii) therein to read as follows:

“(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year (including consolidating statements, audited or unaudited, as may be available, on a summary basis for the Subsidiaries of the Issuers distinguishing among Subsidiaries that are Wholly-Owned Subsidiaries, not Wholly-Owned Subsidiaries, Subsidiary Guarantors and not Subsidiary Guarantors), and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year (including, in each case, consolidating statements, audited or unaudited, as may be available, on a summary basis for the Subsidiaries of the Issuers distinguishing among Subsidiaries that are Wholly-Owned Subsidiaries, not Wholly-Owned Subsidiaries, Subsidiary Guarantors and not Subsidiary Guarantors),”

3.	Section 7.2(c) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Subsidiary Guarantors — a list of all Subsidiary Guarantors (or a statement that the list of Subsidiary Guarantors most recently delivered pursuant to this Section 7.2 remains unchanged).”

4.	Section 7.2 of the Existing Note Purchase Agreement is hereby amended by adding a new paragraph (d) therein to read as follows:

Exhibit A-1

“(d) Additional Covenant Information — the information required to be delivered pursuant to Section 9.8(b) and 10.7(c)(v).”

5.	Section 8.6 of the Existing Note Purchase Agreement is hereby amended by deleting the last sentence of the definition of “Remaining Scheduled Payments”.

6.	Section 8.7 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“8.7 [Intentionally omitted].”

7.	Section 8.8 of the Existing Note Purchase Agreement is hereby amended by amending and restating the definition of “Change of Control” therein as follows:

“A “Change of Control” means at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Company, (b) the majority of the seats (other than vacant seats) on the Board of Directors of the Company cease to be occupied by Persons who are Continuing Directors or (c) a “Change of Control” as defined in the Credit Agreement.”

8.	Section 9.5 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“9.5 Corporate Existence. Each Issuer will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.6, each Issuer will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of each Issuer and its Subsidiaries unless, in the good faith judgment of such Issuer, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.”

9.	Section 9.8 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“9.8 Subsidiary Guarantors.

(a) The Issuers shall cause each Significant Subsidiary (each, an “Original Subsidiary Guarantor”) to execute and deliver, on or before Closing, the Subsidiary Guaranty. In addition to the foregoing, the Issuers will at all times provide Guaranty Joinder Agreements (and the documents described in clause (b)(ii) below) from (i) their Wholly-Owned Subsidiaries such that for the most recently ended trailing four fiscal quarter period (A) the Consolidated Adjusted EBITDA that is attributable only to the Wholly-Owned Subsidiaries that are Subsidiary Guarantors is not less than 95% of the Consolidated Adjusted EBITDA that is attributable to all of the Company’s Wholly-Owned Subsidiaries and (B) the aggregate Net Revenues of the Wholly-Owned Subsidiaries that are Subsidiary Guarantors (excluding any contribution to Net

Exhibit A-2

Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries) do not constitute less than 95% of the aggregate Net Revenues of all of the Wholly-Owned Subsidiaries of the Company (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries) and (ii) any other Subsidiary that is a guarantor or borrower of Indebtedness outstanding under the Credit Agreement. In addition to the foregoing, the Issuers will at all times provide Guaranty Joinder Agreements from their Subsidiaries such that for the most recently ended trailing four fiscal quarter period the Consolidated Adjusted EBITDA that is attributable only to the Subsidiary Guarantors is not less than 70% of Consolidated Adjusted EBITDA. Notwithstanding the immediately preceding sentence, if the Company complies with Section 9.9, the Issuers will at all times provide Guaranty Joinder Agreements from their Subsidiaries such that for the most recently ended trailing four fiscal quarter period the Consolidated Adjusted EBITDA that is attributable only to the Subsidiary Guarantors is not less than 60% (rather than 70%) of Consolidated Adjusted EBITDA.

(b) Within thirty days after the Issuers create or acquire a new Subsidiary that is required to be a Subsidiary Guarantor pursuant to paragraph (a) above, the Issuers shall (i) cause such new Subsidiary to become a Subsidiary Guarantor by executing and delivering to the holders of Notes a Guaranty Joinder Agreement promptly after acquisition or creation of such Subsidiary, and (ii) deliver (A) a certificate of good standing (or equivalent) for such Subsidiary from its jurisdiction of organization and (B) such other documents and certificates as the Required Holders or their counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of the transactions contemplated hereby, the authority of any natural Person executing the Guaranty Joinder Agreement on behalf of such Subsidiary and any other legal matters relating to such Subsidiary, this Agreement, the Guaranty Joinder Agreement or the transactions contemplated to occur hereby, all in form and substance reasonably satisfactory to the Required Holders and their counsel. With respect to each new Subsidiary, whether or not such Subsidiary is required to provide a Guaranty Joinder Agreement pursuant to paragraph (a) above, the Issuers shall promptly send to the holders of Notes written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Issuers and (ii) all of the data required to be set forth in Schedule 5.4 with respect to all Subsidiaries of the Issuers.

10.	Section 9 of the Existing Note Purchase Agreement is hereby amended by adding the following new Section 9.9 at the end thereof as follows:

“9.9 Security.

As a condition to the 60% guarantee requirement described in the last sentence of Section 9.8(a), the Company shall pledge and shall cause each of its Wholly-Owned Subsidiaries to pledge, in each case, as security for the Notes, all of their Capital Stock in (a) Subsidiaries created after the First Amendment Effective Date that are not Wholly-Owned Subsidiaries (excluding Immaterial Subsidiaries), (b) Wholly-Owned Subsidiaries that own Capital Stock of Subsidiaries described in clause (a), (c) Persons created after the First Amendment Effective Date in which the Issuers or one or more Wholly-Owned Subsidiaries of the Issuers own 50% of the Capital Stock of such Person and (d) Wholly-Owned Subsidiaries that own Capital Stock of the Persons described in clause (c), pursuant to the Security and Pledge Agreement. If Indebtedness under the

Exhibit A-3

Credit Agreement is then outstanding, the Company shall provide evidence satisfactory to the Required Holders that the administrative agent under the Credit Agreement has consented to the pledge of such Capital Stock to secure the Notes (such consent to be pursuant to a written intercreditor agreement among the Issuers, the holders of Notes, and the administrative agent (on behalf of itself and the lenders under the Credit Agreement) in form and substance satisfactory to the Required Holders, which agreement shall permit the pledge of such Capital Stock to secure the obligations under the Credit Agreement and the Notes on a pari passu basis). From and after the date on which the Company complies with this Section 9.9, the Company shall and shall cause its Wholly-Owned Subsidiaries to, as applicable, within thirty (30) days after the acquisition or creation of any Subsidiary that is not a Wholly-Owned Subsidiary or of any Person described in clause (c) above, (i) execute and deliver an addendum to the Security and Pledge Agreement covering the Capital Stock of such new Subsidiary or such new Person, as the case may be, and, if not previously pledged, of the Wholly-Owned Subsidiary that owns such Capital Stock in such new Subsidiary or Person and (ii) deliver all other documents and certificates, including, if applicable, stock certificates and stock powers executed in blank, necessary to perfect the holders’ Lien in such Capital Stock, as may be requested by the Required Holders.”

11.	Section 10.2 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“10.2 [Intentionally omitted].”

12.	Section 10.5 of the Existing Note Purchase Agreement is hereby amended by:

a.	amending and restating clause (g) in its entirety to read as follows:

“(g) [intentionally omitted];”

b.	deleting “and” at the end of clause (m) therein, (ii) amending and restating clause (n) therein as set forth below, (iii) replacing the reference to clause “(n)” in the last paragraph thereof with “(q)”, and (iv) inserting the following new clauses (o), (p) and (q) therein to read as follows:

“(n) Liens securing Indebtedness permitted under Section 10.12(m) not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Issuers and all Subsidiaries) $10,000,000 at any time;

(o) Liens in favor of the holders of the Notes created by this Agreement and the Security and Pledge Agreement;

(p) Liens in favor of the administrative agent and the lenders under the Credit Agreement as permitted by the intercreditor agreement described in Section 9.9; and

Exhibit A-4

(q) Liens on cash securing certain amounts of “Fronting Exposure” (as defined in the Credit Agreement as in effect on the First Amendment Effective Date) in respect of Defaulting Lenders (as defined in the Credit Agreement as in effect on the First Amendment Effective Date) pursuant to Section 2.25 of the Credit Agreement (as in effect on the First Amendment Effective Date).”

13.	Section 10.6 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“10.6 Sale of Assets.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) any Subsidiary of the Company may be merged or consolidated with or into the Issuers or any other Subsidiary of the Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Issuers or to a Subsidiary Guarantor; provided that, in the case of any merger or consolidation involving a Wholly-Owned Subsidiary, the Person formed by such merger or consolidation shall be a Wholly-Owned Subsidiary of the Issuers; provided, further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(b) sales or other Dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (i) when aggregated with the proceeds of all other Asset Sales made within the same fiscal year, are less than $50,000,000 and (ii) when aggregated with the proceeds of all other Asset Sales made after the First Amendment Effective Date and prior to the date of determination, are less than $100,000,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (if the value is greater than $5,000,000, as determined in good faith by the Board of Directors of the Company) and (B) no less than 90% of such consideration shall be paid in cash or in Capital Stock of the purchaser;

Exhibit A-5

(d) disposals of obsolete, worn out or surplus property;

(e) Permitted Acquisitions;

(f) Investments made in accordance with Section 10.16;

(g) (i) Asset Sales by the Issuers or Subsidiary Guarantors to any of their Subsidiaries that are not Subsidiary Guarantors or to any Person in which the Issuers or one or more Wholly-Owned Subsidiaries of the Issuers own or will own upon consummation of the Asset Sale 50% of the Capital Stock of such Person and (ii) Dispositions of no more than 50% of the Capital Stock of a Wholly-Owned Subsidiary that is not a Subsidiary Guarantor to any Person; provided the consideration received for such assets or Dispositions in the case of the foregoing clauses (i) and (ii), as applicable, shall be in an amount at least equal to the fair market value thereof (if the value is greater than $5,000,000, as determined in good faith by the Board of Directors of the Company);

(h) Asset Sales among the Issuers and the Subsidiary Guarantors; and

(i) Asset Sales among Subsidiaries of the Issuers that are not Subsidiary Guarantors;

provided, that, the Issuers will apply any Net Cash Proceeds (as defined in the Credit Agreement as in effect on the First Amendment Effective Date) received in connection with any Asset Sale permitted under this Section 10.6 to prepay the loans under the Credit Agreement to the extent required by Section 2.11 of the Credit Agreement (as in effect on the First Amendment Effective Date).”

14.	Section 10.7 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“10.7. Financial Covenants.

(a) Total Leverage Ratio. The Issuers will not permit the ratio of Consolidated Total Debt, as of the last day of any fiscal quarter of the Issuers, to Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such last day to be greater than 2.0 to 1.0. With respect to any rolling four quarter period during which a Material Asset Sale, a Material Acquisition or, in the Company’s discretion, any other Permitted Acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with foregoing covenant, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis (without duplication) giving effect to such Subject Transaction as if it had been consummated or incurred or repaid at the beginning of the relevant four quarter period. The determination of such pro forma Consolidated Adjusted EBITDA shall be further modified pursuant to Section 10.7(c)(i).

(b) Fixed Charge Coverage Ratio. The Issuers will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Issuers to be less than 1.25 to 1.00.

Exhibit A-6

(c) Pro Forma Calculation.

(i) For purposes of determining compliance with the financial covenants set forth in this Section 10.7, in the determination of Consolidated Adjusted EBITDA the following items shall be added back to Consolidated Net Income for such period, to the extent deducted from revenues in the determination thereof and to the extent such items arise out of events which are directly attributable to such Subject Transaction, are factually supportable and are reasonably expected to result in future cost savings or future revenue enhancement: severance costs, retention costs, consultant expenses, closure of facilities, Legacy Costs and other similar restructuring and non-recurring charges incurred in connection with the Subject Transaction (such other restructuring and non-recurring charges not specifically listed in the preceding phrase to be subject to the approval of the Required Holders); provided, however, that Legacy Costs attributable to a Subject Transaction shall not exceed $5,000,000 during the term of the Notes.

(ii) With respect to any rolling four quarter period during which a Subject Transaction has occurred, for purposes of determining compliance with the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDAR for such period shall be calculated, to the extent comprised of Consolidated Adjusted EBITDA, by computing Consolidated Adjusted EBITDA for such period in the manner set forth in Section 10.7(c)(i).

(iii) The failure of the Company to include a Permitted Acquisition in the calculations made pursuant to this Section 10.7 for any four quarter period including the quarter in which such Permitted Acquisition occurred shall not preclude the Company from including such Permitted Acquisition in the calculations for any other four quarter period including the quarter in which such Permitted Acquisition occurred.

(iv) “Legacy Costs” means one-time expenses for the costs of lease or other contract terminations and other similar costs of the type described in Emerging Issues Task Force Issue 95-3, “Recognition of Liabilities in connection with a Purchase Business Combination.

(v) The pro forma adjustments calculated pursuant to Section 10.7 shall be set forth and certified by a Responsible Officer.”

15.	Section 10.8 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“10.8. Clauses Restricting Subsidiary Distributions.

Except as provided herein, in any other Financing Document or pursuant to the organization documents of any Subsidiary that is not a Wholly-Owned Subsidiary, neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to:

Exhibit A-7

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Company or any other Subsidiary; or

(b) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary.”

16.	Section 10.11 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“10.11. Restricted Payments.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries or Affiliates, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom on a pro forma basis after giving effect to such payment), the Company may make Restricted Payments in an aggregate amount during the term of the Notes not to exceed the sum of (i) $30,000,000, (ii) at the time of such Restricted Payment, an amount equal to (x) 50% of Consolidated Net Income for each fiscal quarter during the term of the Notes, to the extent positive, or minus (y) 100% of Consolidated Net Income for each fiscal quarter during the term hereof, to the extent negative, plus (iii) if the ratio set forth in Section 10.7(a) is less than 1.0 to 1.0 for the fiscal quarter ended immediately prior to the incurrence of the one-time expenses and payments in respect thereof approved by the Required Holders as described in the definition of Consolidated Adjusted EBITDA, such expenses and payments; and

(b) (i) any Subsidiary may make Restricted Payments to its direct parent to the extent its parent is an Issuer or any of its Subsidiaries and (ii) any such Subsidiary that is not a Wholly-Owned Subsidiary may make distributions to Persons that are not either an Issuer or a Subsidiary Guarantor, pro rata to such Persons’ ownership of such Subsidiary, and concurrently with the making of distributions to one or more of the Issuers and the Subsidiary Guarantors.”

17.	Section 10 of the Existing Note Purchase Agreement is hereby amended by adding the following new Sections 10.12, 10.13, 10.14, 10.15 and 10.16 at the end thereof as follows:

“10.12. Indebtedness.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, create, issue, incur, assume, become liable in respect of or suffer or permit to exist any Indebtedness, except:

(a) Indebtedness of the Issuers and Subsidiary Guarantors pursuant to any Financing Document;

Exhibit A-8

(b) Indebtedness of the Issuers to each other or to any Subsidiary and of any Subsidiary Guarantor to the Issuers or any other Subsidiary;

(c) Indebtedness of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(d) Guarantee Obligations incurred in the ordinary course of business by the Issuers or any of their respective Subsidiaries of obligations of any Subsidiary Guarantor that is a Wholly-Owned Subsidiary;

(e) Indebtedness outstanding on the First Amendment Effective Date and listed on Schedule 10.12, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the First Amendment Effective Date, or (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not more favorable to the lenders than the terms and conditions provided by the lenders of the existing Indebtedness, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(f) Indebtedness (including, without limitation, obligations in respect of Capital Leases) secured by Liens permitted by Section 10.5(h) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(g) (i) Indebtedness of the Issuers incurred under the Credit Agreement in an aggregate principal amount not to exceed $325,000,000; and

(ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, but not any extensions, renewals or replacements of such Indebtedness except refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not more favorable to the lenders than the terms and conditions provided by the lenders of the existing Indebtedness, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended;

(h) additional Indebtedness of the Issuers or any of their Subsidiaries in an unsecured aggregate principal amount (for the Issuers and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding, excluding Indebtedness permitted by clause (o) below;

Exhibit A-9

(i) (i) Indebtedness of a Person that becomes a Subsidiary or Indebtedness incurred to finance assets of a Person that are acquired by the Issuers or any of their Subsidiaries, in either case, as the result of a Permitted Acquisition in an aggregate amount not to exceed at any time $20,000,000; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired by the Issuers or any of their Subsidiaries and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Issuers or any of their Subsidiaries (other than by any such Person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in Section 10.12(f) or subclause (i) of this Section 10.12(i); provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k) Indebtedness in respect of earnouts in connection with Permitted Acquisitions;

(l) Indebtedness in respect of Specified Swap Agreements;

(m) other secured Indebtedness of the Issuers or any of their Subsidiaries in an aggregate amount not to exceed at any time $10,000,000 in addition to Indebtedness described in Schedule 10.12;

(n) Indebtedness in respect of the Company’s non-qualified deferred compensation plan (as defined in § 409A(d)(1) of the Code and related regulations thereunder) to the extent the assets of such plan are reflected on the consolidated balance sheet of the Company and its Subsidiaries;

(o) Indebtedness of all Subsidiaries that are not Subsidiary Guarantors to the Issuers or Subsidiary Guarantors in an aggregate amount not to exceed at any time $40,000,000 for all such Subsidiaries; and

(p) other unsecured Indebtedness of the Issuers or any of their Subsidiaries owed to sellers in connection with Permitted Acquisitions in an aggregate principal amount not to exceed at any time the sum of $75,000,000 minus any of such Indebtedness described in Schedule 10.12; provided that no such Indebtedness shall require the Issuers or any of their Subsidiaries to comply with any financial covenants.

Exhibit A-10

10.13. Most Favored Lender.

(a) If at any time the Credit Agreement contains a Financial Covenant that is not contained in this Agreement or which would in any respect be more beneficial to the holders of Notes than the Financial Covenants set forth in this Agreement (any such provision, a “More Favorable Covenant”), then the Issuers shall provide a Most Favored Lender Notice in respect of such More Favorable Covenant. Thereupon, unless waived in writing by the Required Holders within 15 Business Days after each holder’s receipt of such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into this Section 10.13, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under the Credit Agreement. Thereafter, upon the written request of any holder of a Note, the Issuers shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b) Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) shall remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of such More Favorable Covenant under the Credit Agreement, provided that, for the avoidance of doubt, if such More Favorable Covenant contains by its terms a sunset provision, an automatic “step-down”, or any other provision which makes such More Favorable Covenant under the Credit Agreement less restrictive on the Company, then such sunset provision, automatic “step-down”, or other provision shall apply to the Incorporated Covenant herein so long as the Financial Covenant that is the subject of such Incorporated Covenant is not made less restrictive than such Financial Covenant in this Agreement as in effect on the First Amendment Effective Date.

(c) For the avoidance of doubt and notwithstanding anything to the contrary herein, each of the covenants included in this Agreement as of the First Amendment Effective Date and any other covenant that is not an Incorporated Covenant shall not be made less restrictive on the Company and shall remain in this Agreement (unless amended or deleted in accordance with Section 17) regardless of whether any Incorporated Covenants are incorporated into this Agreement or deleted herefrom.

(d) “Financial Covenant” means any covenant (whether set forth as a covenant, event of default, or other such substantially similar provision having the same effect) that requires the Company to achieve or maintain a stated level of financial condition or performance and includes, without limitation, any requirement that the Company:

(i) maintain a specified level of net worth, total assets, cash flow or net income;

(ii) maintain any ratio or level of any component of its capital structure to (or in comparison to) any other component of its capital structure including, without limitation, any requirement that the Company maintain any specified ratio or level of Indebtedness, senior or secured Indebtedness, subordinated Indebtedness or any other measure of Indebtedness of the Company and its Subsidiaries, individually or on a consolidated basis, to Consolidated Adjusted EBITDA, cash flow or any other component (whether or not adjusted) of the Company’s or its Subsidiaries’ consolidated or individual capital structure, balance sheet, income statement or results of operations; or

Exhibit A-11

(iii) maintain any measure of its ability to service its Indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to interest expense, rental expense, capital expenditures and/or scheduled payments of Indebtedness).

Any covenant similar to the covenants set forth in Section 10.7 shall be deemed to be a Financial Covenant.

(e) “Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event with 15 Business Days after the inclusion of such More Favorable Covenant in the Credit Agreement (including by way of amendment or other modification of any existing provision thereof), from a Senior Financial Officer of the Company referring to the provisions of this Section 10.13 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

10.14. No Foreign Subsidiaries or Certain Other Subsidiaries.

Neither Issuer shall, nor shall it permit any of its Subsidiaries to, create, acquire or otherwise own directly or indirectly:

(a) any Foreign Subsidiary;

(b) prior to such time as the Company complies with Section 9.9 and except with respect to the Specified Entities and Immaterial Subsidiaries, any Subsidiary that is not a Wholly-Owned Subsidiary with respect to which the Issuers have not used commercially reasonable efforts to obtain consents to the following actions from all of the owners of Capital Stock therein: (i) to pledge the Capital Stock of such Subsidiary owned by the Issuers or any of their Subsidiaries to secure the Notes and (ii) to admit the collateral agent for the holders of Notes or its designee as a substitute member or partner, as the case may be, following any foreclosure on such Capital Stock; and

(c) from and after such time as the Company complies with Section 9.9 and except with respect to the Specified Entities and Immaterial Subsidiaries, any Subsidiary that is not a Wholly-Owned Subsidiary with respect to which consents to the actions described in clause (b) above have not been obtained from all of the owners of Capital Stock therein.

10.15 Specified Entities.

The Issuers shall not permit the aggregate Net Revenues of the Specified Entities to exceed 5% of the consolidated Net Revenues of the Company and its Subsidiaries (excluding any contribution to Net Revenues from Subsidiaries that are not Wholly-Owned Subsidiaries).

Exhibit A-12

10.16 Investments.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a) Cash Equivalents;

(b) (i) equity Investments owned as of the First Amendment Effective Date in any Wholly-Owned Subsidiary of the Issuers, and (ii) Investments made after the First Amendment Effective Date in Wholly-Owned Subsidiaries that are Subsidiary Guarantors;

(c) (i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Issuers or any of their Subsidiaries;

(d) intercompany Indebtedness to the extent permitted under clauses (b), (c) and (o) of Section 10.12;

(e) Guarantee Obligations to the extent permitted under Section 10.12(d);

(f) Consolidated Capital Expenditures;

(g) Investments in assets useful in the business of the Issuers and their Subsidiaries made by the Issuers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount (as defined in the Credit Agreement as in effect on the First Amendment Effective Date);

(h) loans and advances to employees of the Issuers or any of their Subsidiaries made in the ordinary course of business in compliance with applicable Requirements of Law (including Section 402 of the Sarbanes-Oxley Act) in an aggregate principal amount not to exceed at any time $1,000,000;

(i) Investments made in connection with Permitted Acquisitions and Asset Sales, in each case, permitted pursuant to Section 10.6; and

(j) (i) equity Investments owned as of the First Amendment Effective Date in Persons that are not Wholly-Owned Subsidiaries of the Issuers and described on Schedule 10.16, and (ii) other Investments not permitted by any other clause of this Section 10.16 made after the First Amendment Effective Date in Persons that are not Wholly-Owned Subsidiaries that are Subsidiary Guarantors in an aggregate amount under this clause (ii) not to exceed at any time $80,000,000.”

Exhibit A-13

18.	Sections 11(c) and 11(d) of the Existing Note Purchase Agreement are hereby amended and restated in their entirety to read as follows:

“(c) either Issuer defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5, Section 9.8(b), Section 10.3, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.11, Sections 10.13 to 10.16, inclusive, or any Incorporated Covenant (after giving effect to the grace period (if applicable) in respect of such comparable covenant in the Credit Agreement, without duplication of any grace period contained herein);

(d) either Issuer defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 10 Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) either Issuer receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d));”

19.	Section 11 of the Existing Note Purchase Agreement is hereby amended by replacing the period at the end of clause (k) thereof with “; or” and inserting the following new clause (l) read as follows:

“(l) any Lien created by the Security and Pledge Agreement shall at any time fail to constitute a valid and (to the extent required by the Security and Pledge Agreement or as otherwise permitted under this Agreement) perfected Lien on any material portion of the collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Financing Documents, or any of the Issuers or Subsidiary Guarantors shall so assert in writing, in each case other than as a result of action or inaction of any holder of Notes.”

20.	Section 22.3 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“22.3. Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP; provided that, if the Issuers notify the holders of Notes that the Issuers request an amendment to any provision hereof to eliminate the effect of any change occurring after the First Amendment Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Issuers that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purpose of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for

Exhibit A-14

leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuers or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner, as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.”

21.	Section 22 of the Existing Note Purchase Agreement is hereby amended by adding the following new Section 22.9 at the end thereof as follows:

“22.9 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Financing Document, the holders of Notes agree to take any action requested by the Issuers, at their expense, having the effect of releasing any Guarantee Obligations in respect of the Notes and the pledge of any Capital Stock under Section 9.9 (i) to the extent necessary to permit consummation of any transaction not prohibited by any Financing Document or that has been consented to in accordance with Section 17 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (i) any Subsidiary Guarantor is released from its guaranty or other obligations under the Credit Agreement or (ii) the Notes and the other obligations under the Financing Documents shall have been paid in full, then the holders of Notes shall, upon written request from the Issuers and at their expense, release the Issuers and Subsidiary Guarantors from their respective obligations under the Subsidiary Guaranty and/or the Security and Pledge Agreement, as applicable, pursuant to documents reasonably satisfactory to the Required Holders, so long as, in the case of a release under clause (i):

(i) no Default or Event of Default exists or would exist immediately after such release,

(ii) no claim has been made against such Subsidiary Guarantor under the Subsidiary Guaranty, and

(ii) if the lenders under the Credit Agreement (or any of their Affiliates) have been or will be paid a fee or given any other remuneration in connection with the release of such Subsidiary Guarantor from such guaranty, security document or other obligations, each holder of Notes has received, or will receive,

Exhibit A-15

as the case may be, such fee or other remuneration at the same time it has been or will be paid to such lenders and in an amount, per dollar of outstanding principal, that is equal to what is or will be paid to such lenders per dollar of credit at risk under the Credit Agreement (for the avoidance of doubt, “credit at risk” to be understood to mean the sum of outstanding principal plus the aggregate face amount of outstanding letters of credit plus, if no default or event of default under the Credit Agreement is then continuing, the aggregate undrawn amount of the Commitments, as such term is defined in the Credit Agreement).”

22.	Schedule B of the Existing Note Purchase Agreement is hereby amended by amending and restating the following terms:

“‘Capital Stock’ means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.”

“‘Company’ means Amedisys, Inc., a Delaware corporation.”

“‘Consolidated Adjusted EBITDA’ means, for any period, an amount determined on a consolidated basis for the Company and its Subsidiaries equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b), to the extent deducted from revenues in the determination of such Consolidated Net Income, Consolidated Interest Expense, provisions for Taxes based on income, total depreciation expense, total amortization expense, and other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (ii) other non-cash items increasing Consolidated Net Income for such period (excluding (A) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items to the extent that such accrual or reserve was created in such period and (B) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period). Consolidated Adjusted EBITDA shall be adjusted to add back to Consolidated Net Income, to the extent deducted therefrom, any one-time expenses and any payments in respect thereof that are approved by the Required Holders.”

“‘Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Company and its Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or its merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (b) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument,

Exhibit A-16

judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (c) any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any pension plan, (d) the income of any Subsidiary that is not a Wholly-Owned Subsidiary except to the extent such income is distributed in cash to an Issuer or a Subsidiary Guarantor, and (e) (to the extent not included in clauses (a) through (c) above) any net extraordinary non-cash gains or net extraordinary non-cash losses.”

“‘Credit Agreement’ means the Credit Agreement, dated as of October 26, 2012, among the Issuers, JPMorgan Chase Bank, N.A., as administrative agent, and certain other agents and lenders party thereto, and any refinancing or replacement thereof.”

“‘Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.”

“‘Financing Documents” means this Agreement, the Notes, the Subsidiary Guaranty and the Security and Pledge Agreement.”

“‘Fixed Charge Coverage Ratio” means, for any period of four fiscal quarters of the Issuers, the ratio of (i) Consolidated Adjusted EBITDAR minus Consolidated Capital Expenditures minus Taxes based on income that are paid in cash, in each case for such period, to (ii) scheduled payments of principal on Indebtedness of the Company and its Subsidiaries (other than such payments in respect of the Notes) plus Consolidated Cash Interest Expense plus Consolidated Rent, in each case, for such period.

“‘GAAP’ means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 10.7, GAAP shall be determined on the basis of such principles in effect on the First Amendment Effective Date and consistent with those used in the preparation of the audited financial statements for the period ending December 31, 2011 required to be delivered pursuant to Section 7.1.”

“‘Holding’ means Amedisys Holding, L.L.C., a Louisiana limited liability company.”

“‘Investments’ means (a) any direct or indirect purchase or other acquisition by the Issuers, or any of their Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Subsidiary Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Issuers from any Person (other than the Issuers or any Subsidiary Guarantor), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Issuers or any of their Subsidiaries to any other Person (other than the Issuers or any Subsidiary Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.”

Exhibit A-17

“‘Material Adverse Effect’ means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or prospects of the Issuers and their Subsidiaries taken as a whole, or (b) the ability of the Issuers and the Subsidiary Guarantors to perform their obligations under any Financing Document, (c) the legality, validity, binding effect or enforceability of any of the Financing Documents against the Issuers and Subsidiary Guarantors or the rights and remedies of the holders of Notes thereunder or (d) the rights, remedies and benefits available to, or conferred upon, the holders of Notes hereunder and under any Financing Document.”

“‘Material Asset Sale’ means any Asset Sale, other than in connection with a Permitted Acquisition, involving the disposition of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) yields gross proceeds to the Issuers and their Subsidiaries in excess of $5,000,000.”

“‘Permitted Acquisition’ means any acquisition by the Issuers or any of their Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or of 50% or more of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (a) immediately prior to, and after giving pro forma effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom; (b) the Issuers and their Subsidiaries shall have delivered to the holders of the Notes at least five Business Days prior to such proposed acquisition, a certificate evidencing on a pro forma basis after giving effect to such acquisition that the ratio set forth in Section 10.7(a) is less than or equal to 1.75 to 1.00, (c) such acquisition and all transactions related thereto (i) shall be consummated in accordance with all material applicable laws and (ii) shall not be preceded by, or effected pursuant to, a hostile takeover offer and (d) that after giving effect thereto, none of the Issuers, the Subsidiary Guarantors or their Subsidiaries shall engage in any business other than (i) the businesses engaged or proposed to be engaged in (provided such proposal is in writing and disclosed to the holders of Notes) by the Issuers, the Subsidiary Guarantors and their Subsidiaries, taken as a whole, on the First Amendment Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Required Holders.”

“‘Specified Swap Agreement’ means any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices, in each case, entered into for hedging purposes by the Issuers or any Subsidiary Guarantor and any Person that is a lender under the Credit Agreement or an Affiliate of any such lender at the time such Swap Agreement is entered into.”

“‘Subject Transaction’ is defined in Section 10.7(a).”

Exhibit A-18

“‘Subsidiary’ means, as to any Person (the “parent”) at any date, any corporation, partnership, limited liability company or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, are of such date, owned, controlled or held (whether directly or indirectly) by the parent or the parent’s other Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.”

“‘Subsidiary Guarantors’ means each Original Subsidiary Guarantor and each Subsidiary required to execute a Guaranty Joinder Agreement pursuant to Section 9.8.”

23.	Schedule B of the Existing Note Purchase Agreement is hereby amended by adding the following new terms in proper alphabetical order:

“‘Asset Sale’ means any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other Disposition to, or any exchange of property with, any Person (other than the Issuers or any Subsidiary Guarantor), in one transaction or a series of transactions, of all or any part of the Issuers’ or any of their Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Capital Stock of any of the Issuers’ Subsidiaries, other than inventory sold or leased in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued).”

“‘Cash Equivalents’ means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any lender under the Credit Agreement or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any lender under the Credit Agreement or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to Securities issued or fully guaranteed or insured by the United States government; (e) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the Securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by

Exhibit A-19

Moody’s; (f) Securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any lender under the Credit Agreement or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.”

“‘Financial Covenant’ is defined in Section 10.13(d).”

“‘First Amendment Effective Date” means October 26, 2012.”

“‘Foreign Subsidiary’ means any Subsidiary of the Company that is not a U.S. Person.”

“‘Guarantee Obligation’ means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.”

“‘Immaterial Subsidiary” means one or more Subsidiaries that are not Wholly-Owned Subsidiaries and to which 3% or less of Consolidated Adjusted EBITDA in the aggregate is attributable.”

“‘Incorporated Covenant’ is defined in Section 10.13(b).”

“‘Moody’s’ means Moody’s Investors Services, Inc.”

“‘More Favorable Covenant’ is defined in Section 10.13(a).”

Exhibit A-20

“‘Most Favored Lender Notice’ is defined in Section 10.13(e).”

“‘Net Revenues’ means, for any Person, the gross revenues of such Person, net of estimated revenue and contractual adjustments in accordance with such Person’s revenue recognition policies and in accordance with GAAP.”

“‘Requirement of Law’ means as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.”

“‘Security and Pledge Agreement’ means a security and pledge agreement executed by the Company and certain of its Wholly-Owned Subsidiaries in favor of the holders of Notes pursuant to Section 9.9, in form and substance satisfactory to the Required Holders.”

“‘U.S. Person’ means a “United States person” within the meaning of Section 7701(a)(30) of the Code.”

“‘S&P’ means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.”

“‘Specified Entities” means, collectively, Heart of the Rockies Home Health, LLC, Wentworth Home Care and Hospice, LLC, Marietta Home Health and Hospice, LLC, Tri Cities Home Health, LLC, Amedisys Valley Texas, L.L.C., Portneuf Home Health Care, LLC and Saint Alphonsus Home Health and Hospice, LLC.”

24.	Schedule B of the Existing Note Purchase Agreement is hereby amended by deleting the following terms:

“Additional Significant Subsidiary”

“Applicable Prepayment Date”

“Applicable Prepayment Offer”

“Capital Stock Issuance”

“Consolidated Total Tangible Assets”

“Debt Prepayment Application”

“Debt Prepayment Transfer”

“Disposition Value”

“Interest Rate Increase Period”

“Ratable Portion”

Exhibit A-21

“Restructuring Charges”

“Transfer”

25.	The Existing Note Purchase Agreement is hereby amended by adding Schedule 10.12 attached to this Amendment as Schedule 10.12 to the Existing Note Purchase Agreement.

26.	The Existing Note Purchase Agreement is hereby amended by adding Schedule 10.16 attached to this Amendment as Schedule 10.16 to the Existing Note Purchase Agreement.

27.	The Existing Note Purchase Agreement is hereby amended by deleting Exhibit 1 thereto and inserting Exhibit B attached hereto as Exhibit 1 in lieu thereof.

28.	The Existing Note Purchase Agreement is hereby amended by deleting Exhibit 2 thereto and inserting Exhibit C attached hereto as Exhibit 2 in lieu thereof.

Exhibit A-22

EXHIBIT B

EXHIBIT 1

[FORM OF SERIES A NOTE]

AMEDISYS, INC.

AMEDISYS HOLDING, L.L.C.

6.07% SERIES A SENIOR NOTE DUE MARCH 25, 2013

No. RA-[ ]	[Date]
$[ ]	PPN: 02343@ AA8

FOR VALUE RECEIVED, the undersigned, AMEDISYS, INC., a corporation organized and existing under the laws of the State of Delaware and AMEDISYS HOLDING, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana (collectively, the “Issuers”) hereby promise to pay to [                        ], or registered assigns, the principal sum of [                                ] Dollars (or so much thereof as shall not have been prepaid) on March 25, 2013, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.07% per annum, from the date hereof, payable semiannually, on the 25th day of March and September in each year, commencing with the March 25th or September 25th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% per annum above the rate otherwise in effect with respect to this Note or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Issuers shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of 6.07% Series A Senior Notes (herein called the “Notes”), aggregating $35,000,000 in original aggregate principal amount, issued pursuant to the Note Purchase Agreement, dated as of March 25, 2008 (as from time to time amended, the “Note Purchase Agreement”), among the Issuers and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit B-1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuers may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal, interest and any Make-Whole Amount and for all other purposes, and the Issuers will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuers and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

AMEDISYS, INC.

By:
Name:
Title:

AMEDISYS HOLDING, L.L.C.

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

EXHIBIT 2

[FORM OF SERIES B NOTE]

AMEDISYS, INC.

AMEDISYS HOLDING, L.L.C.

6.28% SERIES B SENIOR NOTE DUE MARCH 25, 2014

No. RB-[ ]	[Date]
$[ ]	PPN: 02343@ AB6

FOR VALUE RECEIVED, the undersigned, AMEDISYS, INC., a corporation organized and existing under the laws of the State of Delaware and AMEDISYS HOLDING, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana (collectively, the “Issuers”) hereby promise to pay to [                        ], or registered assigns, the principal sum of [                                    ] Dollars (or so much thereof as shall not have been prepaid) on March 25, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.28% per annum, from the date hereof, payable semiannually, on the 25th day of March and September in each year, commencing with the March 25th or September 25th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% per annum above the rate otherwise in effect with respect to this Note or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Issuers shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of 6.28% Series B Senior Notes (herein called the “Notes”), aggregating $30,000,000 in original aggregate principal amount, issued pursuant to the Note Purchase Agreement, dated as of March 25, 2008 (as from time to time amended, the “Note Purchase Agreement”), among the Issuers and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit C-1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuers may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal, interest and any Make-Whole Amount and for all other purposes, and the Issuers will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuers and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AMEDISYS, INC.

By:
Name:
Title:

AMEDISYS HOLDING, L.L.C.

By:
Name:
Title:

Exhibit C-2